Exhibit 99.1
TIMCO AVIATION SERVICES, INC. ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING
Greensboro, North Carolina, October 24, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that the Company’s registration statement with respect to its previously announced rights offering has become effective and that the Company has commenced the rights offering. In the rights offering, holders of the Company’s common stock as of 5:00 P.M. New York City time on the rights offering record date, October 19, 2005, will receive the right to purchase 1.5 new shares of the Company’s post-reverse split common stock for each post-reverse split share of common stock (40 pre-reverse split shares) held by such stockholder for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). There can be no assurance that the rights offering will be completed. The price of the Company’s common stock at the close of business on Friday, October 21, 2005 was $0.13 per share.
This press release is not an offer to sell or the solicitation of an offer to buy with respect to the rights offering and the transactions contemplated in connection with the rights offering, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Such offer can only be made pursuant to the Company’s registration statement. The registration statement will be made available to the Company’s stockholders at no expense to them and is also available at no charge at the SEC’s website at www.sec.gov. The registration statement contains important information that should be read carefully before any decision is made with respect to the rights offering.
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter

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Exhibit 99.1
ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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